EXHIBIT 99.1

Heritage Oaks Bancorp Schedules First Quarter Conference Call

PASO ROBLES, Calif., April 1, 2014 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp, (Nasdaq:HEOP), the holding company of Heritage Oaks Bank, will host a conference call on Wednesday, April 30, 2014 at 8:00 a.m. Pacific Standard Time to discuss its operating results for the quarter ending March 31, 2013, which will be released after the close of business on Tuesday, April 29, 2014. Interested parties can listen to the conference call by dialing (877) 363-5052 Conference ID: 21628849 or by webcast via Heritage Oaks Bancorp's website at www.heritageoaksbancorp.com under the "Investor Relations" section. Heritage Oaks Bancorp's operating results press release for the first quarter of 2014 will be available under the "Investor Relations" section of Heritage Oaks Bancorp's website. A replay of the call will be available on Heritage Oaks Bancorp's website later that day and will remain on its site for up to 14 calendar days.

About Heritage Oaks Bancorp

With $1.6 billion in assets, Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank. Heritage Oaks Bank has its headquarters and three branch offices in Paso Robles, San Luis Obispo and Santa Maria, two branch offices in Arroyo Grande and Atascadero, single branch offices in Cambria, Templeton, Morro Bay, and Santa Barbara as well as loan production offices in Goleta and Ventura/Oxnard. Heritage Oaks Bank conducts commercial banking business in the counties of San Luis Obispo, Santa Barbara, and Ventura. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com. By including the foregoing website address, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Forward Looking Statements

Certain statements contained in this press release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the "Act"). Statements concerning future performance, developments or events, management's expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements within the meaning of the Act and are subject to a number of risks and uncertainties. Actual results may differ materially from expectations expressed in any forward-looking statements as a result of such risks and uncertainties. Specific risks and uncertainties include, but are not limited to, the ongoing recession in the United States and the markets in which the Company operates, and the response of the federal and state government and banking regulators thereto, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other risk and uncertainties that could affect our business, operations and financial results are included in the Company's Securities and Exchange Commission filings. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements prove to be incorrect, the Company's results could differ materially and adversely from those expressed in, implied or projected by such forward-looking statements. The Company and the Bank assume no obligation to update such forward-looking statements and expressly disclaim any intent to do the same.

CONTACT: Simone Lagomarsino,
         President and CEO
         805-369-5200